Exhibit 7.04

                              GOLDMAN, SACHS & CO.
                       GOLDMAN SACHS CREDIT PARTNERS L.P.
                                 85 BROAD STREET
                            NEW YORK, NEW YORK 10004



PERSONAL AND CONFIDENTIAL


May 28, 2006

Richard D. Kinder
c/o Kinder Morgan, Inc.
500 Dallas Street,
Suite 1000
Houston, Texas 77002

GS Capital Partners V Fund, L.P.
85 Broad Street
New York, New York 10004

AIG Global Asset Management Holdings Corp.
70 Pine Street
New York, NY 10270

The Carlyle Group
1001 Pennsylvania Avenue, NW
Suite 200 South
Washington, DC 20004-2505

Riverstone Holdings LLC
712 Fifth Avenue
51st Floor
New York, NY 10019


Ladies and Gentlemen:

                  You have advised Goldman, Sachs & Co. ("Goldman Sachs") and Goldman Sachs Credit Partners L.P. ("GS Credit Partners" and together with Goldman Sachs, "we" or "us") that Richard D. Kinder, GS Capital Partners V Fund, L.P., AIG Global Asset Management Holdings Corp., The Carlyle Group and Riverstone Holdings LLC (the "Sponsors") are submitting a proposal to acquire (the "Acquisition") all of the outstanding capital stock of Kinder Morgan, Inc. (the "Acquired Business"). You have advised us that the Acquisition will be financed from a combination of equity contributed by the Sponsors in cash and the rollover and/or purchase of equity by Richard Kinder and certain other members of management of the Acquired Business (the "Equity Contribution") and funded indebtedness of approximately $14.5 billion to be incurred by the Acquired Business under (1) one or more senior and/or subordinated credit facilities (the "Credit Facilities"), (2) through the sale or placement of senior and/or subordinated debt securities (the "Securities") or, in the event market conditions do not permit the issuance of the Securities at the closing of

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the Acquisition, interim financing in lieu thereof consisting of additional
Credit Facilities and/or (3) the assumption of certain existing indebtedness of the Acquired Business, including indebtedness consisting of trust preferred securities ("Existing Indebtedness"). You have consulted with Goldman Sachs and GS Credit Partners, respectively, concerning the sale of the Securities and the structuring and syndication of the Credit Facilities.

                  Based on the information that you have provided to us to date and publicly available information, our analysis of the current market for loans and securities issued by entities engaged in similar industries and for transactions of this type and subject to the foregoing and such other matters as we consider relevant, we are pleased to inform you that, as of the date hereof, we are highly confident that the sale and placement of the Securities and the structuring and syndication of the Credit Facilities can be accomplished by Goldman Sachs and GS Credit Partners, respectively, as part of the financing for the Acquisition as described above. We are pleased to confirm that we have received approval from our respective credit committees to deliver this letter to you.

                  Obtaining financing for the Acquisition is inherently subject to uncertainties and contingencies beyond our control; accordingly, this letter is not a commitment to place or purchase the Securities or to place, purchase or provide any loans under the Credit Facilities, and there can be no assurance that the sale and placement of the Securities and/or the structuring and syndication of the Credit Facilities will in fact be accomplished. The provision of any such commitment would be subject to satisfactory completion of due diligence, satisfactory structure and documentation for the Acquisition and the financing and any such commitment, if issued by us, would be subject to satisfaction of conditions that are customary for these types of financings of acquisitions of public companies with you or your affiliates. In connection with this letter, we have relied without independent verification upon the accuracy and completeness of all of the financial, accounting, tax and other information reviewed by us for purposes of this letter.

                  In addition, please note that Goldman Sachs and GS Credit Partners do not provide, and nothing herein shall be construed to be, accounting, tax or legal advice.



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                                           Very truly yours,

                                           /s/ Goldman, Sachs & Co.
                                           ------------------------------------
                                           (Goldman, Sachs & Co.)



                                           Goldman Sachs Credit Partners L.P.

                                           By: /s/ William W. Archer
                                               --------------------------------
                                               Authorized Signatory





















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